Exhibit 5.1
November 24, 2010
GAIN Capital Holdings, Inc.
Bedminster One
135 Route 202/206
Bedminster, NJ 07921

RE:	GAIN Capital Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-161632)
Ladies and Gentlemen:
We have acted as counsel to GAIN Capital Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement (as amended or supplemented, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering and sale of (i) up to 407,692 shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”), to be issued and sold by the Company, and (ii) up to 10,592,308 shares of Common Stock to be sold by the selling stockholders (the “Selling Stockholders”) named in the prospectus (collectively, the “Shares”).
In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Third Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, the Amended and Restated Bylaws of the Company, and the minutes of the meetings of the stockholders and the board of directors of the Company as provided to us by the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
Based upon the foregoing, we are of the opinion that (i) the Shares to be issued and sold by the Company have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable; (ii) the Shares to be sold by the Selling Stockholders which are outstanding on the date hereof have been duly authorized and are validly issued, fully paid and non-assessable, and (iii) the Shares to be sold by the Selling Stockholders which are issuable upon the prior exercise

GAIN Capital Holdings, Inc.
November 24, 2010

of options to purchase common stock of the Company have been duly authorized and, upon the proper exercise of the options, and when the exercise price as provided therein has been paid in full will be validly issued, fully paid and non-assessable.
The opinions expressed herein are limited to the Delaware General Corporation Law.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.
Very truly yours,
DLA Piper LLP (US)